Exhibit 99.1

FOR IMMEDIATE RELEASE
Financial Contact:	Media Contact:
Steve Cave	Nick Gold
Director. Investor Relations	Director, Community Affairs
(404) 584-3801	(404) 584-3457 or (404) 275-9501

AGL RESOURCES REPORTS
THIRD QUARTER EARNINGS

ATLANTA, October 27, 2004 - AGL Resources Inc. (NYSE: ATG) today reported third quarter 2004 net income of $20 million, or $0.31 per basic share ($0.31 per diluted share), compared with $22 million, or $0.35 per basic share ($0.34 per diluted share), reported in the third quarter of 2003. The company’s results reflect improved earnings in its Distribution Operations segment and lower corporate interest expense, which offset lower earnings in the Energy Investments and Wholesale Services segments during the quarter. For comparison purposes, earnings for the third quarter of 2003 included a $5 million (after-tax), or $0.08 per basic share, net gain associated with the sale of company property and a related charitable contribution to a private foundation. After deducting this gain, earnings for the third quarter of 2003 were $0.27 per basic share.

“We’re in the final stage of the year with solid business results,” said Paula Rosput Reynolds, chairman, president and chief executive officer. “Given the unprecedented volatility in gas markets, however, there’s a lot of landscape yet to cover. We will keep pedaling hard to deliver another strong year of performance for both shareholders and customers.”

QUARTERLY RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed EBIT of $48 million, compared with $44 million in third quarter 2003 (excluding the previously mentioned gain on the sale of company property net of the related charitable contribution). The Distribution Operations business had improved operating margins of $3 million that were due in part to an increase in the average number of connected customers (to 1.824 million from 1.815 million in the third quarter 2003). Atlanta Gas Light contributed to the EBIT results due to higher pipeline replacement revenue and additional carrying charges for gas stored for marketers as a result of the higher average cost of stored gas. Total segment operating expenses for the quarter of $87 million were $2 million lower than in the third quarter 2003.

The Distribution Operations business continued to strengthen its performance relative to key operating metrics. On an EBIT-per-customer basis, the segment improved to $26 for the third quarter 2004, compared with $24 for the same period in 2003, an 8 percent increase.

Wholesale Services

The Wholesale Services segment’s EBIT contribution in the third quarter declined by approximately $2 million relative to the third quarter 2003. However, volumes increased by about 40 percent during the 2004 quarter (to 2.1 Bcf/day from 1.5 Bcf/day in the 2003 quarter), primarily the result of new customer activity. Third-quarter volatility and seasonal activity resulted in strong economic margins for Sequent, but these margins were offset by the accounting treatment for forward inventory hedges. The company has 6.5 billion cubic feet (Bcf) of gas in storage, scheduled to be withdrawn in the next five months. As a result, these economic margins will be reflected in Sequent’s results in future periods, namely in the fourth quarter 2004 and first quarter 2005. Sequent’s operating expenses were up about $1 million relative to third quarter 2003 as a result of increased personnel and increased costs associated with the implementation of a new energy trading and risk management system and Sarbanes-Oxley 404 compliance.

Energy Investments

The Energy Investments segment contributed EBIT of $1 million for the third quarter of 2004, compared with $4 million for the same period in 2003. The decline reflects lower commodity margins at SouthStar. Also, 2003 third-quarter results included a positive $2 million adjustment recorded by SouthStar to reduce accrued gas costs that is not reflected in 2004 third-quarter results. Operating expenses in the Energy Investments segment also increased in third quarter 2004, reflecting higher expenses at SouthStar for marketing efforts and Sarbanes-Oxley 404 compliance.

SouthStar’s results are now consolidated with AGL Resources’ financial statements. During the quarter ended March 31, 2004, AGL Resources adopted Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, which resulted in our consolidation of SouthStar’s financial results with AGL Resources’ financial statements beginning January 1, 2004.

To facilitate year-over-year comparisons, the third quarter 2004 10-Q filed today with the Securities and Exchange Commission includes unaudited pro forma condensed consolidated balance sheet and income statement information, presented as if SouthStar’s balances were consolidated with AGL Resources’ results for the three and nine months ended September 30, 2003.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter 2004 was $17 million, down $2 million from the same period in 2003. The decrease was a result of lower average debt balances and the early redemption of higher-cost Medium-Term notes in 2003. The company’s debt-to-capitalization ratio as of September 30, 2004 was 55 percent, down from 59 percent as of September 30, 2003.

Third quarter 2004 income taxes were $9 million, a $6 million decrease from the same period in 2003. The decrease in income tax expense was primarily due to the decrease in earnings before income taxes and adjustments resulting from our annual comparison of our filed tax returns versus our related income tax accruals. Adjustments totaling approximately $3 million were recorded in the third quarter 2004 resulting from the comparison of our 2003 tax return filed in September 2004 to our income taxes accrued in 2003.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2004, net income was $107 million, or $1.66 per basic share ($1.64 per diluted share), compared with $93 million, or $1.48 per basic share ($1.47 per diluted share) for the same period in 2003. After deducting the $5 million (after-tax) impact of the previously mentioned gain and related donation, earnings for the nine months ended September 30, 2003, were $1.41 per basic share ($1.39 per diluted share). Weighted average shares outstanding for the nine months ended September 30, 2004, were 64.8 million, up from 62.6 million in the prior-year period.

Operating margins increased $98 million for the nine months ended September 30, 2004, from $482 million in the prior year to $580 million in 2004. The increase resulted primarily from the consolidation of SouthStar’s results and improved operating margin in Distribution Operations from customer growth, higher pipeline replacement revenue and additional carrying costs on storage inventory charged to the retail marketers in Georgia due to a higher average cost of stored gas. The increased margins were offset, however, by lower margins in Wholesale Services, primarily as a result of lower volatility, as well as lower margins associated with storage due to a higher weighted average cost of gas in inventory during the 2004 period relative to the 2003 period.

Consolidated EBIT (excluding the gain on the property sale and related charitable contribution) for the nine months ended September 30, 2004, was $220 million, compared with $215 million during the same period in 2003. The increase reflects increased contributions from Distribution Operations and Energy Investments, offset by lower results in Wholesale Services and higher corporate expenses year-over-year.

2004 EARNINGS OUTLOOK

AGL Resources has provided earnings guidance for full-year 2004 in the range of $2.01 to $2.10 per share. Based on its year-to-date results and current expectations for the fourth quarter, the company is revising its earnings guidance upward to a range of $2.10 to $2.17 per share.

Earnings Conference Call Webcast: The AGL Resources third-quarter 2004 earnings conference call and webcast, scheduled for Wednesday, October 27, at 2:30 p.m. (ET), can be accessed via the investor relations section of the AGL Resources website at www.aglresources.com. The webcast replay of the call will be available on the website through the close of business on Thursday, November 4. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 92671297. International callers should dial (617) 801-6888, and use the same passcode.

AGL Resources Inc.
AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Its utility subsidiaries - Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas - serve more than 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management services, including wholesale trading, marketing, gathering and transportation services as well as third-party asset management. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. For more information, visit www.aglresources.com.

This press release contains forward-looking statements. Company management cautions readers that the assumptions which form the basis for the forward-looking statements include many factors that are beyond management’s ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in industrial, commercial, and residential growth in the company’s service territories and those of the company’s subsidiaries; changes in price and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including various orders of the state public service commissions and the Federal Energy Regulatory Commission, on the gas and electric industries and on the company, including the impact of Atlanta Gas Light’s performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers; impact of Georgia’s Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers and the company’s wholesale services segment’s counterparties; excess network capacity and demand/growth for dark fiber in metro network areas of AGL Networks’ customers; AGL Networks’ introduction and market acceptance of new technologies and products, as well as the adoption of new networking standards; ability of AGL Networks to produce sufficient capital to fund its business; ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks’ dark-fiber services; industry consolidation; performance of equity and bond markets and the impact on pension and postretirement funding costs; changes in accounting policies and practices issued periodically by accounting standard-setting bodies; the enactment of new auditing standards, or interpretations of existing auditing standards, by the Public Company Accounting Oversight Board which could adversely affect our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; direct or indirect effects on the company’s business, financial condition or liquidity resulting from a change in the company’s credit ratings or the credit ratings of the company’s competitors or counterparties; interest rate fluctuations, financial market conditions, and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of the company’s business; impact of litigation; impact of changes in prices on the margins achievable in the unregulated retail gas marketing business; impact of acquisitions and divestitures, including (1) the risk that our business and the businesses of NUI Corporation (NUI) and Jefferson Island Storage & Hub L.L.C. will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, (2) expected revenue synergies and cost savings from the acquisitions may not be fully realized or realized within the expected time frame, (3) revenues following the acquisitions may be lower than expected, (4) the ability to obtain governmental approvals of the NUI acquisition, or on the proposed terms and schedule, (5) the risk that AGL Resources may be unable to obtain financing necessary to consummate the acquisition of NUI, or that the terms of such financing may be onerous, and (6) the risk that any financing plan may have the effect of diluting shareholder value in the near term; and other risks described in the company’s documents on file with the Securities and Exchange Commission.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. Items that are not included in EBIT are financing costs, including debt and interest expense, income taxes and the cumulative effect of changes in accounting principles. The company evaluates each of these items on a consolidated level, and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure of income, calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company’s calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the top-line contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States of America. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

A reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the “investor information” section.

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The following tables reconcile EBIT and operating margin to operating income.
AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Nine Months Ended
September 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months			Nine Months

	09/30/2004	09/30/2003	Fav/(Unfav)	09/30/2004	09/30/2003	Fav/(Unfav)

Operating Revenues	$262	$165	$97	$1,206	$704	$502
Cost of gas	105	28	(77)	626	222	(404)
Operating margin	$157	$137	$20	$580	$482	$98

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Nine Months Ended
September 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2004	9/30/2003	Fav/(Unfav)	9/30/2004	9/30/2003	Fav/(Unfav)

Operating Revenues	$262	$165	$97	$1,206	$704	$502
Cost of Gas	105	28	(77)	626	222	(404)
Operation and Maintenance Expenses	83	66	(17)	257	208	(49)
Depreciation and Amortization	23	23	-	71	68	(3)
Taxes Other Than Income	5	6	1	20	21	1
Total Operating Expenses	216	123	(93)	974	519	(455)
Gain on Sale of Caroline Street Campus	-	16	(16)	-	16	(16)
Operating Income	46	58	(12)	232	201	31
Equity in Earnings of SouthStar	-	5	(5)	-	29	(29)
Contribution to AGL Resources Private Foundation, Inc.	-	(8)	8	-	(8)	8
Other Income (Loss)	-	1	(1)	2	1	1
Minority interest	-	-	-	(14)	-	(14)
Earnings Before Interest & Taxes	46	56	(10)	220	223	(3)
Interest Expense	17	19	2	49	57	8
Earnings Before Income Taxes	29	37	(8)	171	166	5
Income Taxes	9	15	6	64	65	1
Income Before Cumulative Effect of Change in Accounting Principle	20	22	(2)	107	101	6
Cumulative Effect of Change in Accounting principle	-	-	-	-	(8)	8
Net Income	$20	$22	$(2)	$107	$93	$14

EPS Before Cumulative Effect of Change in Accounting Principle
Basic	$0.31	$0.35	$(0.04)	$1.66	$1.61	$0.05
Diluted	$0.31	$0.34	$(0.03)	$1.64	$1.59	$0.05

EPS
Basic	$0.31	$0.35	$(0.04)	$1.66	$1.48	$0.18
Diluted	$0.31	$0.34	$(0.03)	$1.64	$1.47	$0.17

Weighted-average number of common shares outstanding
Basic	65.1	64.0	1.1	64.8	62.6	2.2
Diluted	65.8	64.8	1.0	65.5	63.2	2.3

AGL Resources Inc.
EBIT Schedule
For the Three and Nine Months Ended
September 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2004	9/30/2003	Fav/(Unfav)	9/30/2004	9/30/2003	Fav/(Unfav)
Distribution Operations	$48	$57	$(9)	$179	$182	$(3)
Wholesale Services	(1)	1	(2)	6	22	(16)
Energy Investments	1	4	(3)	42	27	15
Corporate	(2)	(6)	4	(7)	(8)	1
Consolidated EBIT	46	56	(10)	220	223	(3)
Interest Expense	17	19	2	49	57	8
Income Taxes	9	15	6	64	65	1
Income Before Cumulative Effect of Change in Accounting Principle	20	22	(2)	107	101	6
Cumulative Effect of Change in Accounting Principle	-	-	-	-	(8)	8
Net Income	$20	$22	$(2)	$107	$93	$14

Earnings per Common Share Before Cumulative Effect of Change in Accounting Principle
Basic	$0.31	$0.35	$(0.04)	$1.66	$1.61	$0.05
Diluted	$0.31	$0.34	$(0.03)	$1.64	$1.59	$0.05

Earnings per Common Share
Basic	$0.31	$0.35	$(0.04)	$1.66	$1.48	$0.18
Diluted	$0.31	$0.34	$(0.03)	$1.64	$1.47	$0.17